Exhibit 10.12
EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into this 8th day of January, 2014 by and between RBC Life Sciences, Inc. (“Employer”) located at 2301 Crown Court, Irving, Texas 75038 and Richard S. Jablonski (“Employee”), residing at 1512 Penny Lane, Keller, Texas 76248.

W I T N E S S E T H:

WHEREAS, Employer is engaged in, among other businesses, the international distribution of nutritional supplements and personal care products through the network marketing distribution model, and the distribution of wound care and oncology care products; and

WHEREAS, Employee is employed by Employer under an existing employment agreement that terminates by its terms on December 31, 2013 (the “Prior Agreement”); and

WHEREAS, Employer desires to employ Employee, and Employee desires to accept employment with Employer, on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and promises set forth in this Agreement, Employer and Employee hereby agree as follows:

Section 1. Effective Date and Purpose. The effective date of this Agreement shall be January 1, 2014 (the “Effective Date”). This Agreement sets forth the terms and conditions of Employee’s employment with Employer on and after the Effective Date during the term hereof.
Section 2.    Employment Title and Duties. Employer shall employ Employee in the capacity of Chief Financial Officer. In this capacity, Employee shall have the responsibility to perform all duties that are customarily performed by one holding that position in other, same, or similar businesses or enterprises as that engaged in by Employer.  Employee accepts this employment, subject to the general supervision and pursuant to the orders and direction of Employer’s President (the “President”). Employee shall also render such other services and duties, consistent with such capacity, as may be assigned from time to time by the President.
Section 3.    Compensation of Employee. Employer shall pay Employee, in full payment for Employee’s services and covenants under this Agreement, the following compensation:

a.
Salary. During his employment pursuant to this Agreement, Employee’s annual base salary shall be $200,000.00 payable bi-weekly in equal payments of $7,692.31 in accordance with Employer’s customary payroll practices.

Employee’s annual base salary may be increased during the term of this Agreement subject to business conditions and Employee’s performance, as recommended by the CEO to the Compensation Committee (the “Compensation Committee”) of Employer’s Board of Directors (the “Board”). The Compensation Committee and the CEO shall review and make a joint decision in accordance with the Compensation Committee Charter.

b.
Incentive Bonus. The Compensation Committee will maintain a discretionary annual cash incentive bonus program each year during the term of this Agreement. The Compensation Committee shall determine in its sole discretion whether any annual incentive bonus will be payable for any year to Employee based on business-related factors deemed appropriate by the Compensation Committee for a particular year. Any annual incentive bonus payable to Employee will be paid in a lump sum payment in the year immediately following the year to which the bonus relates pursuant to the terms of the bonus plan adopted by the Compensation Committee.

c.
Health and Welfare Benefits. During his employment, Employee shall be eligible to participate in the health and welfare benefit plans and programs offered from time to time by Employer for its similarly situated employees, upon the terms and subject to conditions of such plans and programs. In addition to such benefits, Employee shall receive a supplemental benefit payment of $1,000.00 each month.

Section 4.    Best Efforts of Employee. Employee agrees to perform all of the duties and responsibilities pursuant to the express and implicit terms of this Agreement to the reasonable satisfaction of Employer. Employee further agrees to perform such duties and responsibilities faithfully and to the best of his ability, talent, and experience.
Section 5.    Place of Employment. Employee shall render such duties and responsibilities at 2301 Crown Court, Irving, Texas 75038 and at such other places as Employer shall in good faith require or as the interest, needs, business, or opportunity of Employer shall require.
Section 6.    Non-Competition with Employer during Employment. Employee shall devote all his time, attention, knowledge, and skills solely to the business and interest of Employer, and Employer shall be entitled to all of the benefits and profits arising from the work of Employee. Employee shall not, during his employment under this Agreement, perform services for or be interested directly or indirectly, in any manner, as partner, officer, director, shareholder, advisor, consultant, employee, or in any other capacity in any other business similar to Employer’s business, any allied trade, or any business offering a competing or alternative product or service. However, nothing contained in this section shall prevent or limit Employee from continuing to receive the benefits of relationships previously disclosed and approved by the CEO in writing or investing in the capital stock or other securities of any corporation whose stock or securities are publicly owned and traded on any public exchange, nor shall anything contained in this Section 6 prevent or limit Employee from investing in real estate.
Section 7.    Confidentiality and Nondisclosure. Employer shall disclose to Employee and Employee acknowledges that in and as a result of his employment by Employer, he will receive, be making use of, acquiring, and/or adding to confidential information of a special and unique nature and value relating to such matters as Employer’s trade secrets and proprietary and confidential business information, including but not limited to, its unique business methods and strategies, processes, product and design development, programs and programming codes, pricing methods, operating techniques and practices, operating and production costs, corporate financial information, customer requirements, customer and supplier information, potential customer lists and marketing techniques, systems, procedures, manuals, confidential reports, the equipment and methods used and preferred by its customers and the fees paid by them, and compilations of information, records, and specifications (all of which are referred to collectively herein as “Confidential Matters”). Employee further agrees that if a third party (e.g., vendors, customers and manufacturers) contracts with Employer, the information obtained or received from a third party including, but not limited to, its patents, copyrights, proprietary information, trade secrets, systems, product development, procedures, manuals, and confidential reports will be treated in the same manner and subject to the same protection as other Confidential Matters.
Employee acknowledges that Employer does not voluntarily disclose Confidential Matters, but rather takes precautions to prevent their dissemination except pursuant to suitable confidentiality safeguards. Employee further acknowledges that Confidential Matters (1) are secret and not known in Employer’s industry; (2) have been and will be entrusted to Employee because Employee is a fiduciary of Employer; (3) have been and will be developed by Employer and/or Employee for and on behalf of Employer through substantial expenditures of time, effort, and money and are and will be used in Employer’s business; (4) give Employer an opportunity to obtain an advantage over competitors who do not know or use the Confidential Matters; and (5) are of such value and nature as to make it reasonable and necessary for Employee and Employer to protect and preserve the confidentiality and secrecy of the Confidential Matters.
Employee acknowledges and agrees that the Confidential Matters are valuable, special, and unique assets of Employer, the disclosure of which could cause substantial injury and loss of profits and goodwill to Employer. The Confidential Matters to be prepared or compiled by Employee and/or Employer or furnished to Employee prior to or during Employee’s employment with Employer shall be the sole and exclusive property of Employer. Upon the termination of Employee’s employment with Employer, all documents and materials related to Confidential Matters shall be returned to Employer upon termination of employment, and none shall be retained by Employee, including any copies.
As a condition of employment and continued employment, Employee shall keep confidential all Confidential Matters that Employee learns or acquires as a result of his employment with Employer, and shall not at any time, except as necessary to conduct the business of Employer, directly or indirectly make known, divulge, use, furnish, or reveal to any person, firm, company, corporation, or anyone else any of the Confidential Matters or any knowledge or information with respect thereto, or otherwise use such information for any purpose whatsoever. Employee shall take all steps necessary to safeguard all Confidential Matters and to prevent their use, disclosure, or dissemination to any other person or entity except as necessary to conduct the business of Employer.
If Employee is subpoenaed, served with any legal process or notice, or otherwise requested to produce or divulge, directly or indirectly, any Confidential Matters by any entity, agency, or person in any formal or informal proceeding, including, but not limited to, any interview, deposition, administrative or judicial hearing, and/or trial, upon Employee’s receipt of such subpoena, process, notice, or request, Employee shall immediately notify and deliver a copy of the subpoena, process, notice, or request to the Board. Employee further irrevocably nominates, constitutes, and appoints Employer (specifically including any attorney retained by Employer) as Employee’s true and lawful attorney-in-fact, to act in Employee’s name, place, and stead to do and perform any act which Employee might perform, including to institute, prosecute, defend, quash, compromise, settle, arbitrate, release, and dispose of any and all legal, equitable, or administrative hearings, actions, suits, attachments, subpoenas, claims, levies, or other proceedings, or otherwise engage in or defend any and all litigation in connection with or relating to any request to disclose, directly or indirectly, any Confidential Matters; provided, however, that Employer shall be under no obligation to act as Employee’s attorney-in-fact and may decline to do so upon written notice to Employee.
Section 8.    Term. The term of this Agreement (the “Term”) shall be effective for a period of one (1) year beginning on January 1, 2014 and ending on December 31, 2014. The Term will be automatically renewed for an additional one-year period upon expiration of the initial term and each subsequent term thereafter, unless either Employer or Employee gives written notice to the other party at least thirty (30) days prior to the last day of the then current term of the Agreement.
Section 9.    Termination of Employment.

a.
Termination by Employer for Cause. Employer may immediately terminate the employment of Employee under this Agreement for “Cause” (as defined below) at any time by giving written notice of termination to Employee without prejudice to any other remedy to which Employer may be entitled either at law, in equity, or under this Agreement. In this case, Employee will be paid his monthly base salary up to the date of his termination of employment and shall not be entitled to any other compensation or benefits under this Agreement.

For purposes of this Agreement, “Cause” shall mean, in each case, as reasonably determined by the Board: (i) indictment for, conviction of, or entry of a pleading of guilty or no contest by, Employee with respect to a felony or any lesser crime of which fraud or dishonesty is a material element,

(ii) Employee’s willful and continued failure to perform his duties with Employer, or a failure to follow the lawful direction of the Board after the Board delivers a written demand for performance and Employee neglects to cure such a failure to the reasonable satisfaction of the Board within 15 days after receipt of the demand, (iii) Employee’s failure to comply with applicable laws with respect to the execution of Employer’s business operations or his material breach of Sections 6 or 7 of this Agreement, (iv) Employee’s theft, fraud, embezzlement, dishonesty, or similar conduct which has resulted or is reasonably likely to result in damage to the business or reputation of Employer or any of its affiliates or subsidiaries, or (v) Employee’s habitual intoxication or continued abuse of illegal drugs which interferes with Employee’s ability to perform his assigned duties and responsibilities.

b.
Termination by Employee for Good Reason or Termination by Employer Without Cause. Employee may terminate his employment under this Agreement for “Good Reason” (as defined below) at any time by giving written notice of termination to Employer without prejudice to any other remedy to which Employee may be entitled either at law or in equity under this Agreement and Employer may terminate Employee’s employment under this Agreement at any time for any reason other than Cause or as described in Section 9.c. or Section 9.d. of this Agreement by giving written notice of such termination to Employee. If Employee’s employment under this agreement is terminated by Employee for Good Reason or by Employer for a reason other than Cause or as described in Section 9.c. or Section 9.d. of this Agreement and Employee executes a general release in the form provided to Employee by Employer (the “Release”) within 30 days following the date of his termination of employment (the “Termination Date”) and does not revoke the Release during any applicable revocation period, Employee shall be paid an amount equal to the greater of (i) his monthly base salary through the last day of the Term or (ii) his monthly base salary for a period of six (6) months as severance pay following the Termination Date payable, in each case, for a period of twelve (12) months in substantially equal payments in accordance with Employer’s normal payroll practices and commencing, subject to the payment timing provisions of Section 10.b., on the first regularly scheduled payroll date of Employer following the expiration of 45 days after the Termination Date, plus an amount equal to his accrued, unused vacation and personal time off (“PTO”), not to exceed 520 hours, paid in a single lump sum payment on the first regularly scheduled payroll date of Employer following the Termination Date. The form of the Release will be provided to Employee by Employer not later than five (5) days following Employee’s Termination Date. The amounts paid pursuant to this Section 9.b. shall be reduced by all amounts withheld and deducted pursuant to Section 20. No benefits, bonuses, PTO, or other forms of compensation, except for the severance payments and accrued PTO described in this Section 9.b., will be paid to Employee or accrued for the severance payment period.

Payments under this Section 9.b. shall immediately cease if at any time during which such payments are being made Employee violates the provisions of Section 7 or Section 13.
For purposes of this Agreement, “Good Reason” shall mean: (i) a material breach by Employer of this Agreement; or (ii) a material diminution of Employee’s authority, duties, or responsibilities as in effect immediately after the Effective Date; provided, however that Employee must provide notice to Employer of the condition described in clause (i) or (ii) above, as applicable, within ninety (90) days of the initial existence of the condition, upon the notice of which Employer shall have a thirty (30) day period during which it may remedy the condition.

c.
Death of Employee. This Agreement shall be deemed terminated as of the date of Employee’s death. In this case, Employer shall pay to employee’s estate Employee’s monthly base salary as provided in this Agreement up to the Termination Date, plus Employee’s accrued, unused PTO, not to exceed 520 hours, payable, in each case, in accordance with Employer’s customary payroll practices.

d.
Disability of Employee. Should Employee be unable to perform his duties under this Agreement by reason of Employee’s inability to perform the essential functions of the position for a period of six (6) months, as determined by the Board in its sole discretion, Employer shall have the right to terminate this Agreement upon written notice to Employee. During the six (6) month period that Employee fails to perform his duties as a result of his inability to perform the essential functions of the position, Employer will continue to pay Employee Employee’s monthly base salary based on its customary payroll practices, reduced by any disability payments received by Employee from a disability program made available by Employer, and Employee shall be treated as on a bona fide leave of absence. On the Termination Date, Employee shall be paid his accrued, unused PTO, not to exceed 520 hours. The amounts paid pursuant to this Section 9.d. shall be reduced by all amounts withheld and deducted pursuant to Section 20.

e.
Early Termination by Employee. Should Employee terminate his employment prior to the end of the Term, other than for Good Reason, death or disability, Employee shall be paid his monthly base salary and unused, accrued PTO, not to exceed 520 hours, up to the Termination Date, and shall not be entitled to any other compensation or benefits under this Agreement, including any incentive bonus.

f.
Non-Renewal of Agreement by Employer. If Employer elects not to renew employment under this Agreement pursuant to Section 8, Employee, unless otherwise requested by Employer, shall continue to render services, and shall be paid compensation as provided in this Agreement, through the last day of the Term. In addition, if Employee executes a Release, Employee shall continue to be paid his monthly base salary for a period of six (6) months as severance pay following the date of termination payable in accordance with Employer’s normal payroll practices and commencing on the first payroll date of Employer following the expiration of the applicable statutory period for considering and revoking the Release, determined without regard to when Employee executes the Release (the “Release Date”) and previously accrued, unused personal time off, not to exceed 520 hours, paid in a single lump sum payment on the first payroll date of Employer following the Release Date. The amounts paid pursuant to this Section 9.f. shall be reduced by all amounts withheld and deducted pursuant to Section 20. No benefits, bonuses, PTO or other forms of compensation, except for the severance payments will be paid to Employee or accrued for this six (6) month severance payment period. If Employer offers to continue Employee’s employment on a non-contractual basis following Employer’s non-renewal of this Agreement, and Employee elects to continue his employment on that basis, Employee will not be entitled to the severance payment referred to in this Section 9.f.

g.
Non-Renewal of Agreement by Employee. If Employee elects to resign prior to the expiration of the Term pursuant to the terms of Section 8, Employee shall continue to render services, unless otherwise requested by Employer, through the last day of the Term. If Employee complies with this requirement, Employee shall be paid his monthly basis salary as provided in this Agreement up to the last day of employment plus any accrued, unused PTO, not to exceed 520 hours, and any annual incentive bonus or additional compensation that may have otherwise accrued during the Term.

Section 10.    Additional Termination Provisions.

a.
Separation from Service. Notwithstanding anything to the contrary in this Agreement, with respect to any amounts payable to Employee under this Agreement in connection with a termination of Employee’s employment that would be considered “non-qualified deferred compensation” under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), in no event shall a termination of employment be considered to have occurred under this Agreement unless such termination constitutes Employee’s “separation from service” with Employer as such term is defined in Treasury Regulation Section 1.409A-1(h) and any successor provision thereto (“Separation from Service”).

b.
Section 409A Compliance. Notwithstanding anything contained in this Agreement to the Contrary, to the maximum extent permitted by applicable law, the severance payments payable to Employee pursuant to Section 9 shall be made in reliance upon Treasury Regulation Section 1.409A-1(b)(9)(iii) (relating to separation pay plans) or Treasury Regulation Section 1.409A-1

(b)(4) (relating to short-term deferrals). However, to the extent any such payments are treated as “non-qualified deferred compensation” subject to Section 409A of the Code, and if Employee is deemed at the time of his Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, then to the extent delayed commencement of any portion of the benefits to which Employee is entitled under this Agreement is required in order to avoid a prohibited payment under Section 409A(a)(2)(B)(i) of the Code, such portion of Employee’s termination benefits shall not be provided to Employee prior to the earlier of (i) the expiration of the six-month period measured from the date of Employee’s Separation from Service or (ii) the date of Employee’s death. Upon the earlier of such dates, all payments deferred pursuant to this Section 10.b. shall be paid in a lump sum to Employee. The determination of whether Employee is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of his Separation from Service shall made by Employer in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including without limitation Treasury Regulation Section 1.409A-1(i) and any successor provision thereto).
Section 11.    Section 409A; Separate Payments. This Agreement is intended to be written, administered, interpreted and construed in a manner such that no payment or benefits provided under the Agreement become subject to (i) the gross income inclusion set forth within Section 409A(a)(1)(A) of the Code or (ii) the interest and additional tax set forth within Section 409A(a)(1)(B) of the Code (collectively, “Section 409A Penalties”), including, where appropriate, the construction of defined terms to have meanings that would not cause the imposition of Section 409A Penalties. In no event shall Employer be required to provide a tax gross-up payment to Employee or otherwise reimburse Employee with respect to any Section 409A Penalties. Notwithstanding the foregoing, no particular tax result for Employee with respect to any income recognized by Employee in connection with this Agreement is guaranteed. For purposes of Section 409A of the Code (including for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), each payment that Employee may be eligible to receive under this Agreement shall be treated as a separate and distinct payment and shall not collectively be treated as a single payment.
Section 12.    In-kind Benefits and Reimbursements. Notwithstanding anything to the contrary in this Agreement or in any Employer policy with respect to such payments, in-kind benefits and reimbursements provided under this Agreement during any tax year of Employee shall not affect in-kind benefits or reimbursements to be provided in any other tax year of Employee and are not subject to liquidation or exchange for another benefit. Notwithstanding anything to the contrary in this Agreement, reimbursement requests must be timely submitted by employee and, if timely submitted, reimbursement payments shall be made to Employee as soon as administratively practicable following such submission in accordance with Employer’s policies regarding reimbursements, but in no event later than the last day of Employee’s taxable year following the taxable year in which the expense was incurred. This Section shall only apply to in-kind benefits and reimbursements that would result in taxable compensation income to Employee.
Section 13.    Post Employment Non-Compete. As a material inducement for receiving, the trade secrets and confidential and proprietary information described in Section 7 and other good and valuable consideration, Employee agrees that during the term of his employment and for a period of twelve (12) months after the termination of Employee’s employment with Employer, for whatever reason:

a.
Employee shall not, directly or indirectly, without written approval of the CEO, solicit or induce, or attempt to solicit or induce, any current customer (defined as all customers of Employer within the 12 months preceding Employee’s termination of employment) or employee of Employer to alter, leave or cease their relationship with Employer, for any reason whatsoever;

b.
In an executive, financial, sales, or operational capacity, Employee shall not, directly or indirectly, without written approval of the CEO, accept employment from or provide competitive services or assistance to any current customer of Employer with whom Employee has had any contact during his employment with Employer; and

c.
Employee shall not solicit or attempt to solicit Employer’s current customers with whom Employee has had any contact during his employment with Employer to purchase services or products that are competitive with those marketed, offered for sale and/or under any stage of development by Employer as of the date of Employee’s termination of employment with Employer.

Notwithstanding the foregoing provisions, Employer shall not unreasonably restrict Employee’s ability to serve on boards of directors of other companies.

Section 14.    Indemnity. Employer shall indemnify Employee and hold Employee harmless for any acts or decisions made by Employee in good faith and that were reasonably believed to be in the best interest of Employer while performing services for Employer. Employer will use its reasonable best efforts, to maintain Director and Officer insurance coverage in the amount of not less than $1,000,000 for Employee under an insurance policy covering the officers and directors of Employer against lawsuits. Employer shall pay all reasonable expenses, including attorney’s fees, actually and necessarily incurred by Employee in connection with any appeal thereon, including the cost of court settlements. Notwithstanding the preceding sentence, (i) the obligations of Employer shall be subject to the condition that the Board shall not have determined based on advice from its legal counsel that Employee would not be permitted to be indemnified under applicable law, and (ii) the obligation of Employer to make an expense or fee advance pursuant to this Section 14 shall be subject to the condition that, if, when and to the extent that the Board determines that Employee would not be permitted to be so indemnified under applicable law, Employer shall be entitled to be reimbursed by Employee (who hereby agrees to reimburse Employer)

for all such amounts theretofore paid (it being understood and agreed that the foregoing agreement by Employee shall be deemed to satisfy any requirement that Employee provide Employer with an undertaking to repay any advancement of fees or expenses if it is ultimately determined that Employee is not entitled to indemnification under applicable law); provided, however, that if Employee has commenced or thereafter commences legal proceedings in a court of competent jurisdiction to secure a determination that Employee should be indemnified under applicable law, any determination made by the Board that Employee would not be permitted to be indemnified under applicable law shall not be binding and Employee shall not be required to reimburse Employer for any expense advance until a final judicial determination is made with respect thereto (as to which all rights of appeal therefrom have been exhausted or have lapsed). This undertaking by Employee to repay such expense advance shall be unsecured and interest-free.
Section 15.    Effect of Partial Invalidity. The invalidity of any portion of this Agreement shall not affect the validity of any other provision. In the event that any provision of this Agreement is held to be invalid, the parties agree that the remaining provisions shall remain in full force and effect.
Section 16.    Entire Agreement. This Agreement contains the complete Agreement between the parties and shall supersede all other agreements, either oral or written, between the parties, including, without limitation, the Prior Agreement. The parties stipulate that neither of them has made any representations except as are specifically set forth in this Agreement and each of the parties acknowledges that they have relied on their own judgment in entering into this Agreement.
Section 17.    Successors and Assigns; Survival of Rights and Obligations.

a.
Binding Agreement; Employee’s Personal Agreement. This Agreement shall be binding upon and inure to the benefit of Employee and Employee’s heirs and legal representatives and Employer and its successors and assigns. Employee’s rights and obligations under this Agreement are personal and may not be assigned or transferred in whole or in part by Employee (except that his rights may be transferred upon his death by will, trust, or the laws of intestacy).

b.
Employer’s Successor. Employer will require any successor to all or substantially all of the business and assets of Employer (whether direct or indirect, by purchase, merger, consolidation or otherwise) to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform it if no such succession had taken place; except that no such assumption and agreement will be required if the successor is bound by operation of law to perform this Agreement. In this Agreement, “Employer” shall include any successor to Employer’s business and assets that assumes and agrees to perform this Agreement (either by agreement or by operation of law).

c.
Survival. The respective rights and obligations of Employer and Employee under this Agreement (including Sections 7, 9, 10, 11, 13, 14 and 17) shall survive the expiration or termination of the Term to the extent necessary to give full effect to those rights and obligations.

Section 18.    Notices. All notices, requests, demands, and other communications shall be in writing and shall be given by registered or certified mail, postage prepaid, to the addresses shown on the first page of this Agreement, or to such subsequent addresses as the parties shall so designate in writing.
Section 19.    Dispute Resolution.

a.
Arbitration. The exclusive remedy or method of resolving all disputes or questions arising out of or relating to this Agreement (including its expiration or termination) or the expiration or termination of Employee’s employment hereunder (“Disputes”) shall be arbitration held in Dallas, Texas. Nevertheless, although disputes or questions arising out of or relating to Sections 6, 7 and 13 shall be subject to arbitration, Employer shall not be precluded from also seeking and obtaining injunctive relief from any court of proper jurisdiction to enforce or protect its rights under Sections 6, 7 and 13. Any arbitration may be requested or initiated by a party to the Dispute by written notice to the other party or parties to the Dispute specifying the subject of the requested arbitration and preparing the name of an arbitrator (“Arbitration Notice”).

b.
Arbitrators. Arbitration shall be before a single arbitrator agreed upon by Employer and Employee (collectively, the “Parties”). If the Parties are unable to agree upon the selection of an arbitrator, then the Parties shall request that the American Arbitration Association in Dallas, Texas appoint an arbitrator.

c.
Award and Costs. The arbitration proceeding shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The costs of arbitration (exclusive of the expense of a party to the Dispute in obtaining and presenting evidence and attending the arbitration and of the fees and expenses of legal counsel to a party to the dispute, all of which shall be borne by that party to the Dispute) shall be borne by Employer if Employee receives substantially the relief sought by him in the arbitration, whether by settlement, award, or judgment; otherwise, the costs shall be borne one-half by Employer and one-half by Employee. The arbitration determination or award shall be final and conclusive on the parties to the Dispute, and judgment upon such award may be entered and enforced in any court of competent jurisdiction.

Section 20.    Tax Withholding. Employer shall be entitled to deduct and withhold from payments made under this Agreement all amounts required to satisfy its withholding obligations with respect to income, employment and any other applicable taxes.

Section 21.    Limitation on Payments. Notwithstanding anything in this Agreement to the contrary, if the total of the payments and benefits under this Agreement, together with any other payments or benefits received by Employee from Employer, will be an amount that would cause them to be a “parachute payment” within the meaning of Section 280G(b)(2)(A) of the Code (the “Parachute Payment Amount”), then such payments under this Agreement shall be reduced so that the total amount thereof is $1 less than the Parachute Payment Amount.
Section 22.    Attorney’s Fees. If any arbitration proceeding or any action for injunctive or declaratory relief is brought to enforce or interpret the provisions of this Agreement, attorney’s fees shall be borne by Employer if Employee is the prevailing party (or receives substantially the relief sought by Employee), otherwise each party will be responsible for its own attorney’s fees.
Section 23.    Additional Obligations. During and after the Term, Employee shall, upon reasonable notice from Employer, furnish Employer with such information as may be in Employee’s possession, and cooperate with Employer as may reasonably be requested by Employer, in connection with any legal or governmental proceedings in which Employer or any of its affiliates is or may become a party. Employer shall reimburse Employee for his reasonable expenses in fulfilling his obligations under this Section 23 promptly, but in no event later than the last day of the calendar year following the calendar year in which Employee incurs the expense.
Section 24.    Amendment. Any modification, amendment or change of this Agreement will be effective only if it is in a writing signed by both parties.
Section 25.    Governing Law; Interpretation. This Agreement, and all transactions contemplated by this Agreement, shall be governed by, construed, and enforced in accordance with the laws of the State of Texas. This Agreement shall be construed and interpreted by the Board and such determination shall be final, binding and conclusive on all parties.
Section 26.    Headings. The titles to the Sections and the paragraphs of this Agreement are solely for the convenience of the parties and shall not affect in any way the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement on this 8th day of January, 2014.

EMPLOYEE:                        EMPLOYER:

RBC LIFE SCIENCES, INC.

/s/ Richard S Jablonski            By: /s/ Steven E. Brown_
Richard S. Jablonski                      Steven E. Brown
President